Exhibit 99.2

MAD CATZ® REPORTS FISCAL 2016 THIRD QUARTER FINANCIAL RESULTS

AND ANNOUNCES ADOPTION OF RESTRUCTURING PLAN

San Diego, CA – February 9, 2016 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal 2016 third quarter ended December 31, 2015. Mad Catz also announced the adoption of a Company-wide restructuring plan that includes several executive level and Board of Directors changes as specified in the Company’s previous announcement dated February 8, 2016.

Key Highlights of Fiscal 2016 Third Quarter and Subsequent:

•	Fiscal 2016 third quarter net sales increased 114% to $65.0 million, the second highest quarterly net sales in the Company’s history;

•	Net sales growth driven by a 391% increase in net sales to the Americas, partially offset by a 6% decrease in net sales to EMEA and a 56% decrease in net sales to APAC;

•	Gross margin declined to 17.5% from 26.9% in the prior year quarter;

•	Total operating expenses increased 44% from the prior year period to $8.6 million;

•	Operating income increased 28% to $2.8 million;

•	Diluted net income per share was $0.02 for the fiscal 2016 third quarter, consistent with the prior year;

•	Net position of bank loans, less cash and restricted cash, of $17.7 million at December 31, 2015, compared to $12.7 million at September 30, 2015 and $10.7 million at December 31, 2014;

•	Sold no shares under the “At-the-Market” (“ATM”) equity offering program;

•	Shipped F.R.E.Q.TE™ 7.1 surround sound gaming headset for Windows PC;

•	Announced the Tritton Katana HD 7.1 surround sound gaming headset, a 2016 CES Innovation Award Honoree and the First HDMI™-powered gaming headset for gaming consoles, Windows PC, smart devices and HDMI audio sources;

•	Announced the R.A.T. 1 gaming mouse, a 2016 CES Innovation Award Honoree;

•	Shipped the stand-alone Rock Band™ 4 Wireless Fender™ Stratocaster™ Guitar Controller and the stand-alone Rock Band™ 4 Triple Cymbals Expansion Kit;

•	Announced new range of Street Fighter™ V licensed controllers, including fightsticks, Tournament Edition fightsticks and fightpad controllers;

•	Announced the E.S. PRO1™ Gaming Earbuds specifically designed for eSports gamers;

•	Announced that the Company will be the first to offer traditional video game controller hardware for the “Designed for Samsung” program;

•	Announced executive level and Board of Directors changes including the departure of Chairman of the Board, Thomas Brown; President and CEO, Darren Richardson; SVP Business Affairs, General Counsel and Secretary, Whitney Peterson; and, the appointment of John Nyholt as Chairman of the Board; Karen McGinnis as President, CEO and member of the Board of Directors; David McKeon as CFO; Tyson Marshall as General Counsel and Secretary; and Andrew Young as Chief Technology Officer; and,

•	The Board of Directors approved a restructuring plan focused on lowering operating costs, increasing efficiencies and better aligning the Company’s resources with its needs and goals.

Summary of Financials

(in thousands, except margins and per share data)

	Three Months Ended December 31,				Nine Months Ended December 31,
	2015	2014	Change		2015	2014	Change
Net sales	$65,038	$30,451	114%		$116,930	$69,665	68%
Gross profit	11,405	8,178	39%		23,289	19,972	17%
Total operating expenses	8,584	5,971	44%		23,371	19,320	21%

Operating income	2,821	2,207	28%		(82)	652	(113)%

Net income (loss)	1,219	1,358	(10)%		(4,357)	(809)	439%

Net income (loss) per share, basic and diluted	$0.02	$0.02	0%		$(0.06)	$(0.01)	500%

Gross margin	17.5%	26.9%	(940	) bps	19.9%	28.7%	(880	) bps

Adjusted EBITDA (1)	$2,950	$2,713	9%		$1,276	$2,156	(41)%

(1)	Definitions, disclosures and reconciliations regarding non-GAAP financial information are included on page 8.

Commenting on the Company’s fiscal 2016 third quarter results, Karen McGinnis, President and Chief Executive Officer of Mad Catz, said, “Our quarterly net sales were the second highest in the Company’s history reflecting strong Rock Band 4 sales, which were partially offset by continuing softness in sales of our audio and PC gaming products. However, Rock Band sell-through was lower than originally forecast resulting in higher inventory balances as well as lower margins due to increased promotional activity with retailers. Looking ahead, we are confident in our ability to further monetize our diverse range of products and are focused on updating and improving many of our product offerings to better leverage the opportunities we see ahead.”

Summary of Key Sales Metrics

	Three Months Ended December 31,			Nine Months Ended December 31,
(in thousands)	2015	2014	Change	2015	2014	Change
Net Sales by Geography
Americas	$47,002	$9,573	391%	$79,003	$22,281	255%
EMEA	16,702	17,825	(6)%	32,000	37,104	(14)%
APAC	1,334	3,053	(56)%	5,927	10,280	(42)%

	$65,038	$30,451	114%	$116,930	$69,665	68%

Sales by Platform as a % of Gross Sales
Next gen consoles (a)	79%	21%		71%	19%
PC and Mac	14%	43%		19%	44%
Universal	5%	25%		6%	23%
Smart devices	2%	5%		3%	8%
Legacy consoles (b)	0%	6%		1%	6%

	100%	100%		100%	100%

Sales by Category as a % of Gross Sales
Specialty controllers	72%	22%		67%	23%
Audio	16%	47%		18%	43%
Mice and keyboards	6%	23%		8%	23%
Accessories	4%	4%		3%	4%
Games and other	1%	—%		2%	1%
Controllers	1%	4%		2%	6%

	100%	100%		100%	100%

Sales by Brand as a % of Gross Sales
Mad Catz	78%	34%		72%	34%
Tritton	15%	44%		17%	39%
Saitek	6%	17%		9%	18%
Other	1%	5%		2%	9%

	100%	100%		100%	100%

(a)	Includes products developed for Xbox One, PlayStation 4 and Wii U.
(b)	Includes products developed for Xbox 360, PlayStation 3 and Wii.

Restructuring Plan

On February 5, 2016, the Company’s Board of Directors approved a restructuring plan focused on lowering operating costs, increasing efficiencies and better aligning its workforce with the needs of the business. The plan consists of a reduction in the number of positions across the organization equal to approximately 37% of the total workforce and includes changes at the executive level. As a result of these actions, the Company expects to record a pre-tax cash restructuring charge of approximately $3.0 million during the fourth quarter of fiscal 2016, comprised primarily of severance and benefits afforded to terminated employees and executive officers (inclusive of amounts due Messrs. Richardson and Peterson pursuant to their amended and restated employment agreements, dated as of April 22, 2014). The Company anticipates that the actions associated with these headcount reductions will be substantially completed by the end of the fourth quarter of fiscal 2016, and that these actions will result in annual savings in excess of $5.0 million starting in the first quarter of fiscal 2017.

In addition and as announced yesterday on February 8, 2016, the Company’s Board of Directors approved several changes to its executive leadership team and Board of Directors composition, effective immediately. Those changes include:

Departures

•	Thomas Brown resigned from the Company’s Board, including from his roles as Chairman of the Board and member of the Audit Committee;

•	Darren Richardson agreed to resign from his position as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors; and,

•	Whitney Peterson agreed to resign from his position as Senior Vice President of Business Affairs, General Counsel, and Corporate Secretary of the Company.

Appointments

•	Mr. John Nyholt as Chairman of the Board. Mr. Nyholt has been a director of the Company since October 2013;

•	Karen McGinnis as President and Chief Executive Officer and member of the Company’s Board. Ms. McGinnis was previously Chief Financial Officer of the Company;

•	David McKeon as Chief Financial Officer. Mr. McKeon was previously VP, Corporate Controller of the Company;

•	Tyson Marshall as General Counsel and Corporate Secretary. Mr. Marshall was previously Associate General Counsel of the Company; and,

•	Andrew Young as Chief Technology Officer. Mr. Young was previously Vice President, Product Development of the Company.

Ms. McGinnis, added, “Today, we are announcing a restructuring plan that we strongly believe will enable Mad Catz to be more competitive and increase our focus on operational, technological and commercial actions that will help us achieve our long-term vision. These changes will allow us to operate more effectively and help create an organization that is more agile, able to pursue growth and regain share in our core markets by simplifying our processes and reducing our operating costs, thus increasing our competitiveness and profitability without compromising the quality of our product offering. This realignment of our resources will also enable us to better support strategic initiatives that will make our product slate more competitive, help us gain added consumer interest and create sustainable shareholder value.

“In closing, I’d like to recognize the tremendous value that Thomas, Darren and Whitney have brought to Mad Catz during their tenure, thank them for their many contributions throughout the years and wish them the very best.”

The Company will host a conference call and simultaneous webcast on February 9, 2016, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2927. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investor Relations”) or via telephone at (800) 633-8284 (reservation #21804861) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Safe Harbor

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release are the following: continuing demand by consumers for videogames and accessories; continued financial viability of our largest customers; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facilities; ability to timely execute the restructuring plan in a manner that will positively impact our financial condition and results of operations and not disrupt our business operations; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments, except as may be require by applicable law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Contact:
David McKeon	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
dmckeon@madcatz.com or (858) 790-5045

- TABLES FOLLOW -

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Net sales	$65,038	$30,451	$116,930	$69,665
Cost of sales	53,633	22,273	93,641	49,693

Gross profit	11,405	8,178	23,289	19,972

Operating expenses:
Sales and marketing	4,865	2,673	12,038	8,562
General and administrative	2,600	2,337	8,132	8,210
Research and development	1,007	852	2,869	2,220
Amortization of intangible assets	112	109	332	328

Total operating expenses	8,584	5,971	23,371	19,320

Operating income (loss)	2,821	2,207	(82)	652
Other expense:
Interest expense, net	(657)	(238)	(1,278)	(563)
Foreign currency exchange loss, net	(657)	(83)	(750)	(500)
Change in fair value of warrant liabilities	1,200	1	283	56
Other income	18	13	40	92

Total other expense	(96)	(307)	(1,705)	(915)

Income (loss) before income taxes	2,725	1,900	(1,787)	(263)
Income tax expense	(1,506)	(542)	(2,570)	(546)

Net income (loss)	$1,219	$1,358	$(4,357)	$(809)

Net income (loss) per share:
Basic	$0.02	$0.02	$(0.06)	$(0.01)

Diluted	$0.02	$0.02	$(0.06)	$(0.01)

Shares used in per share computations:
Basic	73,469,571	64,488,798	73,469,571	64,240,446

Diluted	73,902,905	64,644,470	73,469,571	64,240,446

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2015	March 31, 2015
ASSETS
Current assets:
Cash	$3,986	$5,142
Restricted cash	5,780	—
Accounts receivable, net	26,944	7,823
Other receivables	1,384	560
Inventories	27,738	15,479
Deferred tax assets	169	2,245
Income taxes receivable	341	967
Prepaid expenses and other current assets	2,707	1,293

Total current assets	69,049	33,509
Deferred tax assets	7,585	7,605
Other assets	606	418
Property and equipment, net	3,682	3,376
Intangible assets, net	2,377	2,584

Total assets	$83,299	$47,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	$27,502	$7,920
Accounts payable	28,351	16,404
Accrued liabilities	12,778	4,196
Notes payable	637	1,015
Income taxes payable	536	141

Total current liabilities	69,804	29,676
Notes payable, less current portion	158	36
Warrant liabilities	904	1,187
Deferred tax liabilities	43	43
Deferred rent	691	762

Total liabilities	71,600	31,704
Shareholders’ equity:
Common stock	63,485	63,128
Accumulated other comprehensive loss	(5,212)	(5,123)
Accumulated deficit	(46,574)	(42,217)

Total shareholders’ equity	11,699	15,788

Total liabilities and shareholders’ equity	$83,299	$47,492

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,357)	$(809)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,711	1,549
Accrued and unpaid interest expense on note payable	—	10
Amortization of deferred financing fees	262	57
Loss on disposal of assets	4	8
Stock-based compensation	357	376
Change in fair value of warrant liabilities	(283)	(56)
Provision for deferred income taxes	2,096	114
Changes in operating assets and liabilities:
Accounts receivable	(19,150)	(7,314)
Other receivables	(825)	511
Inventories	(12,277)	(1,460)
Prepaid expenses and other current assets	(1,168)	(49)
Other assets	114	36
Accounts payable	12,031	2,585
Accrued liabilities	8,698	(292)
Deferred rent	(71)	553
Income taxes receivable/payable	1,019	(50)

Net cash used in operating activities	(11,839)	(4,231)

Cash flows from investing activities:
Purchases of intangible assets	(125)	—
Purchases of property and equipment	(1,600)	(1,604)

Net cash used in investing activities	(1,725)	(1,604)

Cash flows from financing activities:
Borrowings on bank loans	103,629	53,839
Repayments on bank loans	(84,047)	(44,824)
Payment of financing fees	(818)	(50)
Changes in restricted cash	(5,780)	—
Borrowings on notes payable	95	—
Repayments on notes payable	(501)	(791)
Proceeds from exercise of stock options	—	236
Payment of expenses related to issuance of common stock	(164)	—

Net cash provided by financing activities	12,414	8,410

Effects of foreign currency exchange rate changes on cash	(6)	(181)

Net increase in cash	(1,156)	2,394
Cash, beginning of period	5,142	1,496

Cash, end of period	$3,986	$3,890

Supplementary Data

Adjusted EBITDA (Loss) Reconciliation (non-GAAP)

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$1,219	$1,358	$(4,357)	$(809)
Adjustments:
Depreciation and amortization	673	440	1,711	1,536
Stock-based compensation	95	136	357	376
Change in fair value of warrant liabilities	(1,200)	(1)	(283)	(56)
Interest expense, net	657	238	1,278	563
Income tax expense	1,506	542	2,570	546

Adjusted EBITDA	$2,950	$2,713	$1,276	$2,156

Adjusted EBITDA, a non-GAAP (“Generally Accepted Accounting Principles”) financial measure, represents net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation and change in the fair value of warrant liabilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Our management believes, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.